Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:
Jacquie Ross	Celine Allée
Investor Relations	Publich Relations
408-863-2917	408-863-2916
jross@borland.com	celine.allee@borland.com

Borland Appoints New Senior Vice President of Worldwide Sales

SCOTTS VALLEY, Calif.—October 15, 2003—Borland (Nasdaq NM: BORL) today announced the appointment of Matt Thompson, senior vice president of worldwide sales, reporting to Dale Fuller, president and CEO of Borland Software Corporation.

Thompson is responsible for the overall direction of Borland sales execution worldwide, as well as the integration and cross training of the Borland sales organization. As senior vice president of worldwide sales, Thompson is charged with aligning effective sales processes as Borland moves further ahead with its Application Lifecycle Management (ALM) strategy, designed to help businesses establish software as a competitive advantage by increasing their software capabilities.

“Thompson offers extensive global experience in enterprise sales and services. He is adept at selling at the executive level and at refining both the sales process and sales team around large-scale solution sales,” commented Dale L. Fuller, president and CEO of Borland. “Thinking strategically and executing tactically go hand in hand, Thompson is a seasoned proven leader and builder of both effective sales teams and long-term customer relationships.”

Thompson brings over 21 years of sales experience to Borland, and has spent a large part of his career in senior executive positions at enterprise software organizations such as Cadence Design Systems and EDS. At Cadence, he helped grow revenue from $300 million to $1.3 billion between 1994 and 2000. Furthermore, between 1986 to 1994 he was part of the team at EDS that helped lead the company’s transition to a multi-billion dollar organization.

Thompson most recently served as vice president of worldwide sales and field operations at Marimba, Inc., a software change management organization, where he was instrumental in establishing partnerships with ISVs, OEMs, and systems integrators to extend the reach of the company to Fortune 2000 accounts. During his two-year tenure he was responsible for upgrading and improving the direct sales organization and rearchitecting the company’s sales process to include solutions selling.

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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